Exhibit 10.1

PROMISSORY NOTE

U.S. $348,083.32

FOR VALUE RECEIVED, Net Element, Inc., a Delaware corporation with its principal place of business at 3363 NE 163rd Street, Suite 705, North Miami Beach, FL 33160 ("Maker"), unconditionally promises to pay to Star Equities LLC (together with its successors and assigns, "Payee"), having a place of business at 3265 NE 167th Street, North Miami Beach, FL 33160 or at such other place as the holder of this Promissory Note ("Note") may hereafter direct in writing, the principal sum of Three Hundred Forty-eight Thousand Eighty-three and 32/100 Dollars ($348,083.32).

From and after the date of this Note until the earlier of (a) October 1, 2018 or (b) that date on which Maker has repaid all amounts owing hereunder (the “Maturity Date”), the principal balance of this Note outstanding from time to time shall bear interest at the rate of Twelve percent (12%) per annum and thereafter at the lesser of (i) the highest rate permitted by applicable law or (ii) One hundred fifty dollars ($150.00) per day until paid in full (together with all costs of collection including reasonable attorney fees and expenses). Subject to no event of default, payments on the Note shall be made by Maker as follows: From the date of this Note to and until September 30, 2018 Maker shall make eighteen (18) payments of interest only in the amount of Three Thousand Four Hundred Eighty-one and 00/100 Dollars ($3,481.00), followed by one (1) payment on the Maturity Date in the amount of all outstanding principal and interest. Payments due hereunder shall commence and be due and payable on or before April 1, 2017, and continue thereafter on a monthly basis on the 1st day of each month for the succeeding seventeen (17) months. Any monies received other than on the date a payment first becomes due shall, if received prior thereto, be applied on the date the next payment falls due.

In the event that Maker has a Liquidity Event, defined hereafter, at any time that there remains a balance due to Payee pursuant to this Note, then all outstanding principal and interest due to Maker shall form part of the Liquidity Event and the Maturity Date hereof shall be accelerated to coincide with the closing date of the Liquidity Event. A Liquidity Event shall mean a capital raise by Maker that is not in the ordinary course of Maker’s business and that results in funding to Maker in excess of $5 Million.

In the event any of the payments required to be made under this Note are not received by or on behalf of Payee in full within ten (10) days after the due date thereof, and the same subsequently is received and accepted by or on behalf of Payee, Maker shall pay on demand a late charge in the amount of five percent (5%) of the amount of the delinquent payment.

In the event that a payment required hereunder is not received by or on behalf of Payee within thirty (30) days after the due date thereof, Maker shall be in default hereunder and the entire unpaid balance of principal and interest of this Note shall become due and payable immediately, without notice or demand, at the election of the Payee, provided that the Payee shall endeavor (but is not required) to provide notice to Maker of any such acceleration. Maker waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of this Note. Maker shall have the right to prepay this note in full or in part at any time upon providing prior written notice to the Payee.

All amounts payable under this Note shall be payable with all collection costs and attorneys' fees. This Note shall be governed by, and construed in accordance with, the laws of the State of FLORIDA without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, DEBTOR, AFTER CONSULTING WITH COUNSEL OR HAVING HAD THE OPPORTUNITY TO DO SO, HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH THIS NOTE.

Net Element, Inc.

By:	/s/ Steven Wolberg

Name:	Steven Wolberg

Title:	Chief Legal Officer

Date:	March 1, 2017